Exhibit 99.1

Tri-Tech Holding Reports Second Quarter 2012 Financial Results

Conference Call on August 15, 2012 at 9:00 AM EDT

BEIJING, Aug. 14, 2012 /PRNewswire-Asia-FirstCall/ — Tri-Tech Holding Inc. (Nasdaq: TRIT), a premier Chinese company that provides leading turn-key solutions for water resources management, water and wastewater treatment, industrial safety and pollution control announced today that revenues for the second fiscal quarter ended June 30, 2012 increased by 14.1% to $23 million from $20.2 million in Q2 2011. Net income for the quarter was $1.4 million, a 22.2% decrease from that of $1.8 million in Q2 2011. Diluted EPS was $0.17 compared to that of $0.21 in Q2 2011.

(Logo: http://photos.prnewswire.com/prnh/20100603/CNTH016LOGO )

The decrease in net income and EPS in Q2 2012 was due to the following several factors: (i) a substantial increase in operating expenses mainly due to employee headcount, which increased by 50%, and officers' options cost, which constituted 13.5% of general and administrative expenses, (ii) longer periods between contract awards and their implementation, and (iii) delayed revenue recognition from two of the Company's largest projects, the Ordos water processing plant and the India wastewater system.

Additional Second Quarter of 2012 Highlights

•	Revenue from Water Resource Management Systems and Engineering Services increased 264.5% to $8.4 million from $2.3 million in Q2 2011
•	Revenue from Industrial Pollution Control and Safety increased 459.2% to $6.3 million from $1.1 million in Q2 2011
•	Gross profit for the quarter was $5.8 million, a slight increase from $5.3 million in Q2 2011
•	Weighted average number of diluted shares outstanding was 8,207,427 for Q2 2012, compared to 8,202,784 for Q2 2011

Key Events in the Second Quarter of 2012

•	Won multiple flash flood early warning and hydrologic monitoring contracts collectively valued at $16.67 million in Heilongjiang, Fujian, Guizhou, Anhui, Shanxi, Shandong, Guangxi, Hebei, Qinghai and Gansu Provinces and Beijing
•	Awarded a natural gas field project valued at over $1.6 million in Turkmenistan
•	Awarded a water conservation irrigation project valued at $1.3 million for a township in Xinjiang

Financial Performance in the First Six Months of 2012

Revenues for the six months ended June 30, 2012 were $42.3 million, an increase of $4.5 million, or 11.9%, compared to $37.8 million in the same period of 2011. Gross profit was $11 million, compared to $10.3 million in the same period of 2011. Gross margin was 26.1%, compared to 27.3% in the same period of 2011. Operating income for the six months ended June 30, 2012 decreased from $5.5 million to $3.1 million. Net income attributable to the shareholders of TRIT was down 18.8% to $2.8 million, compared to $3.5 million in the same period of 2011. Diluted EPS was $0.34 compared to $0.42 for the same period of 2011.

Financial Performance in the Second Quarter of 2012

Revenues

Revenues for Q2 2012 were $23 million, an increase of $2.8 million, or 14.1%, from $20.2 million in the same period of 2011.

Revenue by Segment
	Three months ended June 30,
	2012		2011
	$	% of Total Revenues	$	% of Total Revenues
Segment 1 (Water/Wastewater Treatment and Municipal Infrastructure)	8,354,428	36.3%	16,769,633	83.0%
Segment 2 (Water Resources Management Systems and Engineering Services)	8,436,000	36.6%	2,314,470	11.5%
Segment 3 (Industrial Pollution Control and Safety)	6,250,106	27.1%	1,117,784	5.5%
Total	23,040,534	100.0%	20,201,887	100.0%

Revenue from the Water/Wastewater Treatment and Municipal Infrastructure segment for the second quarter of 2012 was $8.4 million, a decrease by $8.4 million, or 50.2%, from $16.8 million in the same period of 2011. Revenue from this segment constitutes 36.3% of total revenues. The decrease was mainly due to delayed revenue recognition from the expansion phase of the Ordos drinking water plant project and the Indian Bihar municipal wastewater projects. The Ordos project contributed 8.1% of the total revenues for Q2 2012 compared to 79.5% of the total revenues in Q2 2011. In Q2 2012, as the initial phase project was completed, we recognized only $1.9 million of revenue from the expansion phase of the Ordos project, or 10% of the expansion phase contract value. By comparison, we recognized $16 million of revenue from the initial and expansion phases in Q2 2011. The Indian Bihar municipal wastewater projects, contributing $3.98 million, or 17.3%, of the Company's revenues in Q2 2012, were 25% completed as of the end of Q2 2012, which was also behind schedule.

Revenue from the Water Resources Management Systems and Engineering Services segment saw substantial growth of 264.5%, to $8.4 million from $2.3 million in Q2 2011, representing 36.6% of total revenues. The significant increase in this segment was due mainly to the strong revenue stream from the flash flood early warning and small river hydrologic monitoring projects awarded in the second quarter of 2012 and the timely implementation of projects awarded in previous quarters.

Revenue from the Industrial Pollution Control and Safety segment was $6.3 million, an increase of 459.2% from $1.1 million in Q2 2011, representing 27.1% of total revenues for Q2 2012. This increase was due primarily to an increase of revenues from the wastewater system contract for Xushui Dawangdian Industrial Park in Hebei and our international projects in Canada and Mexico. The Canada Fairmont Jasper Lodge water treatment project was near completion; the Xushui Dawangdian Industrial Park wastewater project was 40% completed; and the Mexican steel plant wastewater treatment project was 30% completed by the end of Q2 2012.

Gross Profit and Margin

Gross profit was $5.8 million for the quarter, slightly higher than that for Q2 2011. Gross margin for the quarter declined slightly from 26.3% for the second quarter of 2011 to 25.3% for the same period this year. The decrease was mainly due to the lower gross margin for the Indian municipal wastewater projects and the Xushui industrial park wastewater treatment project, which collectively constituted 35% of total revenues.

Total Operating Expenses

Total operating expenses for Q2 2012 were $4.2 million, or 18.2% of the total revenues, an increase of 76.2% from $2.4 million, or 11.8% of the total revenue for Q2 2011. The increase resulted from rising general and administrative expenses as the Company implements its growth plans amidst rising expenses.

•	Selling and Marketing Expenses

In Q2 2012, total selling and marketing expenses increased by 98.2% from $0.5 million in Q2 2011 to $0.9 million. This was caused by our increased marketing development efforts to pursue new businesses and our growing sales forces.

•	General and Administrative Expenses

General and administrative expenses increased by 72.5%, from $1.9 million in Q2 2011 to $3.2 million in Q2 2012. This increase was mainly due to increases in office expenses, utilities expenses, staff compensation and other related service expenses. We had a total headcount of 446 as of June 30, 2012, which represents an almost 50% increase over the headcount of 300 as of the same time last year. General and administrative expenses for Q2 2012 were approximately 14.1% of total revenues, compared with 9.3% in the same period last year.

Income from Operations

Income from operations totaled $1.6 million, a 44.3% decrease from $2.9 million in Q2 2011. Operating margin for Q2 2012 was 7.1%, compared to 14.5% in Q2 2011. The decrease in operating margin was a result of a flat gross margin and higher operating expenses.

Net Income and EPS

Diluted EPS was $0.17, based on net income of $1.4 million and weighted average number of diluted shares outstanding for the quarter ended June 30, 2012 of 8,207,427, compared to $0.21 in Q2 2011, based on net income of $1.8 million and weighted average number of diluted shares outstanding of 8,202,784 in Q2 2011.

Liquidity and Capital Resources

As of June 30, 2012, cash and cash equivalents, excluding restricted cash of $4.3 million, were $9.6 million. As of June 30, 2012, working capital was $9.0 million. We received $7.9 million from the Ordos water treatment plant build-transfer ("BT") contract in Q2 2012 and $3.1 million in July 2012. In the aggregate, $19 million in cash has been collected from the Ordos project as of the time of this announcement. We expect additional collection in the amount of $1.6 million by the end of Q3 2012.

As of June 30, 2012, the Company had aggregate lines of credit of $31.1 million, consisting of $12.7 million, $8.8 million and $9.6 million underwritten by Hangzhou Bank, ICBC Bank and CITIC Bank, respectively.

Projects Backlog and Pipeline

As of June 30, 2012, the Company's total project backlog was $79.2 million, which it expects to record in 2012 and onwards. The backlog included $41.9 million in the Water and Wastewater Treatment segment, $12.2 million in the Water Resource Management segment and $25.1 million in the Industrial Pollution Control segment.

Backlog by Segment
(In USD million)
	June 30, 2012		March 31, 2012
	$	% of Total Backlog	$	% of Total Backlog	% Change
Segment 1 (Water/Wastewater Treatment and Municipal Infrastructure)	41.9	52.9%	49.3	56.9%	(15)%
Segment 2 (Water Resources Management Systems and Engineering Services)	12.2	15.4%	14.2	16.4%	(14.1)%
Segment 3 (Industrial Pollution Control and Safety)	25.1	31.7%	23.2	26.7%	8.2%
Total	79.2	100.0%	86.7	100.0%	(8.7)%

The Company is currently monitoring potential projects with a total expected value of $152.2 million, of which approximately $89.7 million is in Water and Wastewater Treatment, $23.1 million is in Water Resource Management and $39.4 million is in Industrial Pollution Control. The Company has not been awarded any of these projects, and there are no guarantees that it will be selected for any of such projects if and when it bids.

Fiscal 2012 Guidance Reaffirmation

Based on the performance in the second quarter of 2012 and the estimate for the remaining quarters, the Company reaffirms its previously announced guidance for fiscal 2012. Revenues are expected to be between $103 million to $128 million. Net income will likely be between $9.7 million and $12.1 million. Assuming the weighted average number of diluted shares remains the same, we expect our EPS to be between $1.18 and $1.47. These are the Company's targets, not predictions of actual performance. The foregoing statements regarding targets are forward-looking and actual results may differ materially.

Mr. Warren Zhao, Joint CEO of the Company, commented, "We continued to accomplish a moderate growth in the second quarter 2012. Although we reported stronger-than-expected results from our water resources management and industrial pollution control and safety segments, our municipal water and wastewater treatment business declined due to the slow progress on several key projects. The impact from the macroeconomic environment, including rising financing, labor and raw materials costs, as well as the weakened market demands, presented unprecedented challenges to our sales in the second quarter.

"To address the challenges, we are improving our profitability through enhanced corporate governance and cost efficiency. On the other hand, we also emphasize strategic market development where our core technological advantages allow us a competitive edge over our competitors. In addition, we will grow our market share in the water and wastewater treatment segment overseas in order to diversify our revenue stream portfolio."

Recent Business Developments

Domestic Projects

By the end of the second quarter, the initial phase of the Ordos project was completed, and the expansion phase contract was 80% completed, including civil construction and procurement of equipment and materials. Part of the equipment has been delivered to the project site and the installation has started. We expect to conduct the test runs of the expansion phase by the end of the third quarter.

For the Tianjin Airport Economic Zone Wastewater Treatment Plant expansion project, we delivered part of the equipment and made preparations on the project site.

We also had a breakthrough in the water quality monitoring market. Recently, we won a water quality testing equipment procurement contract for Water Quality Testing Center of Zhongwei City, Ningxia. The contract totaled $1.78 million.

We completed 40% of the construction for the wastewater treatment plant contract in Dawangdian Industrial Park in Xushui County, Hebei Province. We have completed the design stage of the project and have started equipment procurement and pipeline construction. In addition, we were awarded a $5.5 million contract of wastewater pipeline network construction for the Dawangdian industrial park wastewater treatment project.

In the second quarter, the order backlog from the Water Resources Management segment continued to increase. We won $8.6 million flash flood and small river hydrologic monitoring contracts in six provinces and have completed 70% of these projects, with part of the completed projects currently undergoing customer testing. In the third quarter so far, we have been awarded another $8.06 million worth of contracts in flash flood and small river hydrologic monitoring projects in ten provinces and municipality.

We continue to pursue opportunities in new business sectors such as information system upgrading for irrigation infrastructure. In the third quarter, we have successfully bid for $1.3 million worth contracts for agricultural irrigation water conservation project in Yelaman Township, Xinjiang.

International Projects

In addition to the domestic market, we also pursue business in overseas markets.

The India Bihar project progressed in the second quarter but fell behind schedule. We have largely completed the survey of proposed sewerage pipe network and sewage treatment plants, soil testing, pipeline design, and engineering of sewerage treatment plants. Currently, we are negotiating subcontracting and materials procurement. We completed the Canada Jasper Lodge water treatment project and it is undergoing a trial run.

For the Qatar project of seawater desalination unit, we completed most of the detailed engineering work. For the water treatment project for the Mexico steel plant, the engineering drawing has been submitted to the customer for review and approval. For the South Yolotan-Osman gas field project in Turkmenistan, we have completed the design of the security component and the ordering of the communication component.

Research and Development

In the second quarter, we continued our research and development of zero liquid discharge system for industrial wastewater treatment. Our Baoding facility is being established for the purpose of researching and developing applications of ZLD technologies. Part of the Baoding facility has been completed and put to use in the first quarter. We established a ZLD technology team and completed the preparation for lab experimentation in that space. Other parts and aspects of the facility are undergoing construction, such as exterior land leveling, landscaping, utilities and interior decoration for the completed main structures of the office building and staff dormitory.

Research and development of the membrane technology and applications in the municipal water and wastewater treatment segment will be one of our main focuses in the following quarters. To that end, we actively seek partnerships and potential domestic acquisition opportunities emphasizing proprietary technologies.

We continued to conduct market surveys and analysis to assess domestic market demand for forward osmosis membrane products, with a focus on products used in military and mine safety and rescue settings.

Conference Call

Our Joint CEOs, Warren Zhao and Gavin Cheng, President Phil Fan and CFO Peter Dong will host a conference call at 9:00 AM EDT, Aug 15, 2012 (9:00 PM Beijing/Hong Kong Time, Aug 15, 2012) to review the Company's financial results, growth strategies and to respond to questions and comments.

To participate, call U.S. Toll Free Number +1 (888) 846-5003 approximately 10 minutes before the call. International callers, please dial +1 (480) 629-9856. The conference ID number is 4558990. A live webcast of the call will be available at http://p2.viavid.com/player/index.php?id=101414. Both an MP3 file one hour after the call and a transcript 48 hours after the call will be available. These will be archived for 90 days and accessible via www.tri-tech.cn.

About Tri-Tech Holding Inc.

Tri-Tech designs customized sewage treatment and odor control systems for municipalities and private sectors in China and international markets. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems. The company also designs systems that track natural waterway levels for drought control, monitor groundwater quality and assist the Chinese government in managing its water resources. The company is also moving into the industrial pollution control market. Tri-Tech owns 39 software copyrights and 11 product patents, and employs 446 people. Please visit www.tri-tech.cn for more information.

An online investor kit including a company profile, presentations, press releases, current price quotes, stock charts and other valuable information for investors is available at www.tri-tech.cn/ir. To subscribe to future releases via e-mail alert, visit www.tri-tech.cn/ir/info/request.

This press release contains forward-looking statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tri-Tech Holding Inc.
www.tri-tech.cn
IR Department
+86 (10) 57323666
ir@tri-tech.cn

[Financial Tables Follow]

TRI-TECH HOLDING INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets
Cash	$9,562,563	$11,935,746
Restricted cash	1,723,780	2,087,920
Accounts and notes receivable, net of allowance for doubtful accounts of $859,405 and $619,062 as of June 30, 2012 and December 31, 2011, respectively	23,040,575	19,888,084
Unbilled revenue	21,011,695	7,254,830
Other receivables	4,183,816	2,761,548
Inventories	6,516,162	7,705,752
Deposits on projects	1,053,579	1,212,691
Prepayments to suppliers and subcontractors	8,654,805	4,908,697
Total current assets	75,746,975	57,755,268
Long-term unbilled revenue	57,183,407	59,298,740
Plant and equipment, net	1,542,846	1,436,838
Construction in progress	4,713,277	4,566,934
Intangible assets, net	11,179,975	11,609,662
Long-term restricted cash	2,554,376	2,541,958
Goodwill	1,441,278	1,441,278
Total Assets	$154,362,134	$138,650,678
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$8,049,201	$11,401,187
VIE notes payable	302,313	1,176,197
Costs accrual on projects	23,860,658	19,402,047
Advance from customers	3,144,861	1,886,607
Other payables	1,828,578	1,659,532
Amount due to noncontrolling interest investor	7,247,545	6,057,250
Other taxes payable	5,551,460	3,067,350
Accrued liabilities	418,103	379,357
Payable on investment consideration	582,966	895,000
Income taxes payable	73,337	154,519
Deferred income taxes	1,021,991	358,519
Short-term bank borrowing (including VIE short-term borrowing of the consolidated VIEs without recourse to Tri-Tech Holdings of $3,678,103 and $2,296,895 as of June 30, 2012 and December 31, 2011, respectively)	14,745,472	8,010,365
Total current liabilities	66,826,485	54,447,930
Long-term bank borrowing	20,406	-
Noncurrent deferred income taxes	3,264,929	3,455,823
Total Liabilities	70,111,820	57,903,753
Equity
Tri-Tech Holding Inc. shareholders' equity
Ordinary shares ($0.001 par value, 30,000,000 shares authorized; 8,233,506 and 8,203,299 shares issued as of June 30, 2012 and December 31, 2011, respectively)	8,233	8,203
Additional paid-in-capital	49,532,740	48,772,307
Statutory reserves	1,866,994	1,866,994
Retained earnings	22,491,398	19,682,386
Treasury shares (21,100 shares in treasury as of June 30, 2012 and December 31, 2011, respectively)	(193,750)	(193,750)
Accumulated other comprehensive income	4,682,402	4,593,046
Total Tri-Tech Holding Inc. shareholders' equity	78,388,017	74,729,186
Noncontrolling interests	5,862,297	6,017,739
Total shareholders' equity	84,250,314	80,746,925
Total liabilities and equity	$154,362,134	$138,650,678

TRI-TECH HOLDING INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For The Three Months Ended June 30,
	2012	2011
Revenues
System integration	$21,741,770	$19,883,553
Hardware products	1,298,764	318,334
Total revenues	23,040,534	20,201,887
Cost of revenues
System integration	16,608,958	14,622,576
Hardware products	607,510	275,093
Total cost of revenues	17,216,468	14,897,669
Gross profit	5,824,066	5,304,218
Operating expenses:
Selling and marketing expenses	935,853	472,150
General and administrative expenses	3,247,546	1,882,432
Research and development expenses	11,528	26,759
Total operating expenses	4,194,927	2,381,341
Income from operations	1,629,139	2,922,877
Other expense:
Other income (expense)	410,889	(132,558)
Interest income	40,770	46,446
Interest expense	(559,158)	(6,955)
Investment gain	73,149	-
Total other expenses	(34,350)	(93,067)
Income before provision for income taxes	1,594,789	2,829,810
Provision for income taxes	287,062	439,423
Net income	1,307,727	2,390,387
Less: Net (loss) income attributable to noncontrolling interests	(63,160)	628,699
Net income attributable to Tri-Tech Holding Inc. shareholders	$1,370,887	$1,761,688

Net income	1,307,727	2,390,387
Other comprehensive income
Foreign currency translation adjustment	95,884	833,706
Comprehensive income	1,403,611	3,224,093
Less: Comprehensive income attributable to noncontrolling interests	(56,632)	721,172
Comprehensive income attributable to Tri-Tech Holding Inc.	$1,460,243	$2,502,921
Net income attributable to Tri-Tech Holding Inc. shareholders per share are:
Basic	$0.17	$0.22
Diluted	$0.17	$0.21
Weighted average number of ordinary shares outstanding:
Basic	8,207,427	8,133,130
Diluted	8,207,427	8,202,784

TRI-TECH HOLDING INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For The Six Months Ended June 30,
	2012	2011
Revenues:
System integration	$40,274,432	$35,754,047
Hardware products	1,987,414	2,001,051
Total revenues	42,261,846	37,755,098
Cost of revenues
System integration	30,193,175	26,273,325
Hardware products	1,027,105	1,167,375
Total cost of revenues	31,220,280	27,440,700
Gross profit	11,041,566	10,314,398
Operating expenses:
Selling and marketing expenses	1,774,846	786,323
General and administrative expenses	6,100,906	3,949,226
Research and development expenses	80,398	66,744
Total operating expenses	7,956,150	4,802,293
Income from operations	3,085,416	5,512,105
Other income (expenses):
Other income (expense)	1,083,384	(150,787)
Interest income	82,544	60,608
Interest expense	(994,931)	(6,955)
Investment gain	78,558	-
Fair value change on contingent investment consideration	7,000	-
Total other income (expenses), net	256,555	(97,134)
Income before provision for income taxes	3,341,971	5,414,971
Provision for income taxes	601,555	845,059
Net income	2,740,416	4,569,912
Less: Net (loss) income attributable to noncontrolling interests	(68,596)	1,109,243
Net income attributable to Tri-Tech Holding Inc. shareholders	$2,809,012	$3,460,669

Net income	2,740,416	4,569,912
Other comprehensive income
Foreign currency translation adjustment	289,237	1,347,203
Comprehensive income	3,029,653	5,917,115
Less: Comprehensive income attributable to noncontrolling interests	(48,203)	1,175,406
Comprehensive income attributable to Tri-Tech Holding Inc.	$3,077,856	$4,741,709
Net income attributable to Tri-Tech Holding Inc. shareholders per share:
Basic	$0.34	$0.43
Diluted	$0.34	$0.42
Weighted average number of ordinary shares outstanding:
Basic	8,194,813	8,094,639
Diluted	8,194,813	8,164,293

TRI-TECH HOLDING INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For The Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$2,740,416	$4,569,912
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of option share-based compensation	530,588	183,977
Amortization of warrants share-based payments	-	30,327
Depreciation and amortization	582,513	385,846
Provision for doubtful accounts	243,367	183,428
Fair value change on contingent investment consideration	(7,000)	-
Gain on investment in joint venture	(78,558)	-
Deferred income taxes	472,578	363,266
Changes in operating assets and liabilities:
Accounts and notes receivable	(3,492,534)	3,720,721
Unbilled revenue	(11,925,515)	(28,535,572)
Other receivables	(907,482)	(663,056)
Inventories	1,164,228	(1,543,043)
Prepaid expenses	(145,032)	-
Prepayments	(3,513,501)	(2,590,183)
Accounts payable	(3,495,129)	553,880
Notes payable	(871,833)	-
Cost accrual on projects	4,560,906	7,827,724
Customer deposits	1,392,326	963,528
Other payables	2,336,813	2,829,968
Other taxes payable	2,248,544	591,346
Accrued liabilities	(67,136)	(54,171)
Taxes payable	(66,531)	796,405
Net cash used in operating activities	(8,297,972)	(10,385,697)
Cash flows from investing activities:
Restricted cash	348,969	(541,012)
Payment in business acquisition	(35,273)	(488,000)
Cash acquired from business acquisition.	31,336	-
Payable on investment consideration	(75,159)	-
Payment to purchase plant and equipment	(205,204)	(67,962)
Payment to purchase intangible assets	(36,970)	(164,952)
Addition of construction in progress	(164,126)	(241,612)
Collection of loan to third-party companies	665,885	-
Payment of loan to third-party companies	(423,069)	(1,411,411)
Net cash provided by (used in) investing activities	106,389	(2,914,949)
Cash flows from financing activities:
Proceeds from exercising options into ordinary shares	-	454,009
Proceeds from bank borrowing	8,538,745	540,825
Payment of bank borrowing	(1,753,987)	-
Capital injection by minority shareholder	-	1,545,213
Payment of installment of purchasing vehicle	-	(15,344)
Proceeds from loan from third-party companies	215,620	-
Payment of loan from third-party companies	(379,499)	-
Proceeds from amount due to noncontrolling interest investor	776,865	-
Payment of amount due to noncontrolling interest investor	(1,988,141)	-
Net cash provided by financing activities	5,409,603	2,524,703
Effect of exchange rate fluctuation on cash and cash equivalents	408,797	499,908
Net decrease in cash and cash equivalents	(2,373,183)	(10,276,035)
Cash and cash equivalents, beginning of period	$11,935,746	$23,394,995
Cash and cash equivalents, end of period	$9,562,563	$13,118,960
Supplemental disclosure of cash flow information:
Income taxes paid	$154,361	$93,040
Interest paid on debt	$386,107	$6,955

Supplemental disclosure of noncash investing activity:
Addition in land use right by transferring from long-term prepayment	$-	$5,547,907
Payable to purchase intangible assets during the business combination	$-	$735,000
Issued 30,207 and 35,974 ordinary shares as one of the consideration in business combination	$229,875	$277,000
Fair value change on contingent consideration payable	$7,000	$-
Gain on long-term investment to India Joint Venture	$78,558	$-